Exhibit 23.1

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-184341) of MRC Global Inc. and in the related Prospectus of our reports dated February 22, 2013, with respect to the consolidated financial statements of MRC Global Inc., and the effectiveness of internal control over financial reporting of MRC Global Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Charleston, West Virginia

June 27, 2013